Exhibit 5.2

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Minefinders Corporation Ltd.

We consent to the use of our audit report dated February 23, 2012 on the consolidated financial statements of Minefinders Corporation Ltd. which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010, the consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information and our audit report dated February 23, 2012 on the effectiveness of internal control over financial reporting which are incorporated by reference in this Registration Statement on Form F-10 and to the reference to our firm under the heading “Experts” contained in this Registration Statement on Form F-10.

/s/ KPMG LLP

Chartered Accountants

March 23, 2012
Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.